Exhibit 99.1

Investor and Analyst Contact:	Media Contact:
Paul E. Anderson	Gary Hanson
(651) 458-6494	(602) 286-1777

Alpha IR Group
(651) 769-6700
nti@alpha-ir.com

NORTHERN TIER TO PARTICIPATE IN INVESTOR MEETINGS
ARRANGED BY TUDOR, PICKERING, HOLT & CO.

Tempe, Ariz., - May 15, 2015 - /Globe Newswire/ --Northern Tier Energy LP (NYSE:NTI) (“Northern Tier”) today announced that Northern Tier management will be participating in investor meetings arranged by Tudor, Pickering, Holt & Co. in Los Angeles on Monday, May 18, 2015, and in San Francisco on Tuesday, May 19, 2015. The meeting materials will be available beginning Monday, May 18, 2015, on the Investors section of Northern Tier’s website at www.northerntier.com and will remain available on www.northerntier.com in accordance with the Northern Tier investor presentation archive policy.

About Northern Tier

Northern Tier Energy LP (NYSE: NTI) is an independent downstream energy company with refining, retail and logistics operations that serves the PADD II region of the United States. Northern Tier operates a 97,800 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier also operates approximately 165 convenience stores and supports approximately 95 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and a bakery and commissary under the SuperMom's brand. Northern Tier is headquartered in Tempe, Arizona.

More information about Northern Tier is available at www.northerntier.com.